EXHIBIT 99.2

Ethan Allen Interiors Inc.
GAAP Reconciliation
Three and Twelve Months Ended June 30, 2004 and 2003
(in thousands, except per share amounts)

	Three Months Ended June 30		Twelve Months Ended June 30
	2004	2003	2004	2003

Net Income / Earnings Per Share
Net income	$13,645	$20,541	$80,340	$75,381
Add: restructuring and impairment charge, net of related tax effect	7,862	-	7,708	8,168

Net income (excluding restructuring and impairment charge)	$21,507	$20,541	$88,048	$83,549

Earnings per basic share	$0.37	$0.55	$2.16	$2.00

Earnings per basic share (excluding restructuring and impairment charge)	$0.58	$0.55	$2.37	$2.22

Basic weighted average shares outstanding	36,919	37,117	37,179	37,607

Earnings per diluted share	$0.36	$0.54	$2.10	$1.95

Earnings per diluted share (excluding restructuring and impairment charge)	$0.57	$0.54	$2.30	$2.17

Diluted weighted average shares outstanding	37,963	38,033	38,295	38,569
Consolidated Operating Income / Operating Margin
Operating income	$22,180	$32,707	$127,805	$120,675
Add: restructuring and impairment charge	12,784	-	12,520	13,131

Operating income (excluding restructuring and impairment charge)	$34,964	$32,707	$140,325	$133,806

Net sales	$246,600	$236,448	$955,107	$907,264

Operating margin	9.0%	13.8%	13.4%	13.3%

Operating margin (excluding restructuring and impairment charge)	14.2%	13.8%	14.7%	14.7%

Wholesale Operating Income / Operating Margin
Wholesale operating income	$16,745	$31,443	$108,069	$109,373
Add: restructuring and impairment charge	12,784	-	12,520	13,131

Wholesale operating income (excluding restructuring and impairment charge)	$29,529	$31,443	$120,589	$122,504

Wholesale net sales	$172,254	$170,888	$673,771	$660,986

Wholesale operating margin	9.7%	18.4%	16.0%	16.5%

Wholesale operating margin (excluding restructuring and impairment charge)	17.1%	18.4%	17.9%	18.5%

EBITDA
Net income	$13,645	$20,541	$80,340	$75,381
Add: interest expense	119	102	500	504
Add: income tax expense	8,542	12,483	50,156	45,811
Add: depreciation and amortization	5,522	5,435	21,277	21,296

EBITDA	$27,828	$38,561	$152,273	$142,992

Net sales	$246,600	$236,448	$955,107	$907,264

EBITDA as % of net sales	11.3%	16.3%	15.9%	15.8%

EBITDA	$27,828	$38,561	$152,273	$142,992
Add: restructuring and impairment charge	12,784	-	12,520	13,131

EBITDA (excluding restructuring and impairment charge)	$40,612	$38,561	$164,793	$156,123

Net sales	$246,600	$236,448	$955,107	$907,264

EBITDA as % of net sales	16.5%	16.3%	17.3%	17.2%